UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
AMENDMENT NO. 1 TO FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2012
APPLETON PAPERS INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)

33-82084	36-2556469
(Commission File Number)	(I.R.S. Employer Identification No.)
825 East Wisconsin Avenue, P.O. Box 359, Appleton, Wisconsin	54912-0359
(Address of principal executive offices)	(Zip Code)

(920) 734-9841
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Appleton Papers Inc. (the “Company,” “we” or “our”) is filing this Amendment No. 1 to Form 8-K to amend the Company’s Current Report on Form 8-K filed on February 23, 2012 (the “Original Form 8-K”) in order to update certain disclosures therein under Item 2.05 with respect to the Company’s disposal activities.  The disclosure contained in Item 2.05 of the Original Form 8-K is hereby replaced in its entirety by the disclosure contained in Item 2.05 of this Form 8-K/A.

Item 2.05                      Cost Associated with Exit or Disposal Activities

On February 22, 2012, in connection with its approval of the Supply Agreement dated February 22, 2012 (the “Supply Agreement”) between the Company and Domtar Paper Company, LLC and Domtar A.W. LLC, the Board of Directors authorized a plan for Appleton to dispose of papermaking assets at its facility in West Carrollton, Ohio and move more carbonless coating to Appleton’s converting plant in Appleton, Wisconsin. The Company plans to continue its thermal coating operations at the facility in West Carrollton. The plan is expected to result in pre-tax charges associated with the manufacturing capacity rationalization. The plan is expected to result in a reduction of approximately 330 jobs at the West Carrollton mill. The Board delegated authority to the Company’s management to determine the final plan with respect to these initiatives, which are expected to include employee termination costs (including related pension and benefit costs), accelerated depreciation on certain equipment and other associated costs (including possible asset relocation). At that time, as management had not yet finalized the specific actions to be taken, the Company was not able to make a good faith estimate of (i) the amount or range of amounts of each major type of cost that will be incurred, or (ii) the amount or range of amounts of costs that will result in future cash expenditures.

The Company is filing this amendment to the Original Form 8-K to report upon the determination of specific disposal actions and the estimated amounts or range of amounts of related costs, as well as the range of the estimated total costs associated with the plan.

The Company anticipates that, in connection with implementing the plan, it will record pre-tax charges of approximately $105 to $121 million, of which approximately $23 to $28 million relate to employee termination costs (including related pension and benefit costs) and approximately $80 to $90 million relate to impairment and accelerated depreciation on certain equipment.  The remaining charges relate to other exit costs.

The Company expects that the vast majority of the charges will be incurred in the first three quarters of 2012 with the timing of the charges to be determined primarily by the provisions and structure of the severance arrangements.

The Company expects the plan will result in aggregate cash expenditures in the range of $39 to $45 million anticipated to be paid over the next five years.

As previously announced, the Company expects to realize pretax benefits ranging from $25 to $30 million annually as a result of the Supply Agreement and cessation of paper manufacturing at West Carrollton.

Forward-Looking Statements

This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, our expectations as to anticipated pre-tax restructuring charges and future cost savings. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	the preliminary nature of the estimates related to the Company’s manufacturing rationalization plan, and the possibility they may change as the Company’s management develops and finalizes its plans;

•	the Company’s ability to implement the strategic initiatives in a timely manner that will positively impact our financial condition and results of operation;

•	the impact of the strategic initiatives on the Company’s relationships with its employees, its major customers and vendors; and

•	the Company’s ability to improve operations and realize cost savings.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLETON PAPERS INC.

By:	/s/ Jeffrey J. Fletcher
Jeffrey J. Fletcher
Vice President, Controller and Assistant Treasurer
Date: April 3, 2012